Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY WERE ORIGINALLY ISSUED ON JULY 2, 2015 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM UNDER THE ACT, THE RULE AND REGULATIONS THEREUNDER AND APPLICABLE STATE LAWS. ALL INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO ARTICLE 3 OF THIS NOTE.

July 2, 2015	$[ ]

21ST CENTURY ONCOLOGY HOLDINGS, INC.

10% SUBORDINATED UNSECURED PIK NOTES DUE 2019

This NOTE (this “Note”) is one of a duly authorized issue of notes of 21st Century Oncology Holdings, Inc., a Delaware corporation (together with any Successor Issuer pursuant to Article 8 of this Note, the “Issuer”), designated as its 10% Subordinated Unsecured PIK Notes Due 2019.

FOR VALUE RECEIVED, the Issuer promises to pay to [          ], the holder hereof (together with its registered assigns, the “Holder”), the principal sum of $[          ] (the “Original Principal Amount”) (subject to any prepayments or adjustments provided for below) on the Maturity Date and to pay interest (each such payment, an “Interest Payment”) on the principal sum outstanding from time to time under this Note, as adjusted as described below (as so adjusted, the “Outstanding Principal Amount”). Interest on the Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest shall be capitalized in arrears on a quarterly basis on each January 1, April 1, July 1 and October 1, commencing with the first full quarterly period immediately following the Issue Date (each, an “Interest Payment Date”). The interest shall be capitalized and payable at a rate of 10% per annum (the “PIK Interest”) and the amount of such payment shall accrue and, on the applicable Interest Payment Date, be added to the Outstanding Principal Amount hereof for purposes of calculating the Outstanding Principal Amount, which shall be paid in full, in cash on the Maturity Date. Any Outstanding Principal Amount or premium that is owed pursuant to Article II, in each case that is not paid when due shall bear interest, payable on demand, at a rate per annum equal to the otherwise applicable interest rate plus 4% (or, if less, the maximum interest rate then permitted by applicable law), compounded quarterly, from the due date thereof (whether at maturity, upon acceleration or otherwise) until the same is paid in full in cash.

Interest will be computed on the basis of a 365-day year and the actual days elapsed.  Interest Payments will be paid to the Person in whose name this Note is registered on the records of the Issuer regarding registration and transfers of the SFRO Notes (together, the “Notes Register”) on the Business Day prior to the applicable payment date. The Issuer shall maintain the Notes Register at its principal office.

This Note is subject to the following additional provisions:

ARTICLE 1
DEFINITIONS

The following terms shall have the following meanings.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  “Control” of a Person means the power, directly or indirectly, (i) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (ii) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Business Day” means any day that is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Capital Securities” means, with respect to any Person, all shares, membership or other interests, participations, units or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Issue Date.

“Debt Refinancing” means the Refinancing in full, whether in one transaction or multiple transactions, of all the Issuer’s Senior Indebtedness outstanding as of June 30, 2015.

“EBITDA” shall mean, with respect to any calculation period, consolidated net income (as determined in accordance with generally accepted accounting principles in the United States) before interest, taxes, depreciation and amortization of SFRO (or the SFRO Division), provided:

(a)        there shall be excluded therefrom (i) any extraordinary, unusual or nonrecurring gains (or losses), costs, charges or expenses (including, without limitation, onetime specialist bonuses, asset sales, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments), (ii) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period), (iii) any gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of indebtedness, (iv) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges resulting from the application of SFAS Nos. 141, 142 or 144 or other accounting pronouncements relating to purchase accounting), and (v) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs;

(b)        there shall be given pro forma effect for the full calculation period to adjustments to reflect normalized rent expense from any actions actually implemented by SFRO (or the SFRO Division) prior to the end of the relevant calculation period that are supportable and quantifiable by the underlying accounting records of SFRO (or the SFRO Division); and

(c)         the Issuer shall ensure that, consistent with the two preceding paragraphs, all EBITDA related to or arising from SFRO and its subsidiaries and their business and operations shall be included for purposes of calculating EBITDA regardless of any corporate restructuring or reorganization undertaken by the Issuer, its subsidiaries or SFRO or its subsidiaries.

“EBITDA Milestone” means SFRO (or, if SFRO’s operations are consolidated with 21st Century Oncology, LLC the SFRO Division) has achieved EBITDA for a period of four consecutive fiscal quarters equal to or exceeding $28,000,000.

“EBITDA Milestone Principal Amount” means $[          ] of the Original Principal Amount.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or similar body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Integration Milestone” means the successful integration of the business of SFRO into the business of the Issuer through the achievement of all of the requirements of the Integration Work Plan.

“Integration Milestone Principal Amount” means $[          ] of the Original Principal Amount.

“Integration Work Plan” means the description of the key steps necessary for SFRO to fully integrate SFRO with Issuer as described on Exhibit A.

“Issue Date” means July 2, 2015.

“Material Weakness Milestone” means the successful remediation of any and all Material Weaknesses (as defined by the Public Company Accounting Oversight Board Auditing Standard No. 5) at SFRO such that no Material Weakness at SFRO continues to exist, as determined by the independent auditor of the Issuer (or the independent auditor of the Issuer downgrades such Material Weaknesses such that no Material Weaknesses are required to be disclosed in the Issuer’s Annual Report on Form 10-K).  At the request of the Required Noteholders upon their good faith belief that the Material Weakness Milestone has occurred, the Issuer will cause its independent auditor to as promptly as practicable make a determination whether the Material Weaknesses have been successfully remediated or downgraded such that no Material Weaknesses are required to be disclosed in the Issuer’s Annual Report on Form 10-K.

“Material Weakness Milestone Principal Amount” means $[          ] of the Original Principal Amount.

“Maturity Date” means June 30, 2019.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Refinance” means refinance, refund, replace,  repay,  extend the maturity for at least two years or materially modify in the aggregate the economic terms, and the term “Refinancing” as used for any purposes herein shall have a correlative meaning.

“Required Noteholders” means, as of any date, the registered holders holding at least a majority of the principal amount of the SFRO Notes outstanding on such date.

“Senior Loan Agreement” means that certain Credit Agreement, dated as of April 30, 2015, among 21st Century Oncology, Inc. (“21C”), as borrower, the Issuer, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, issuing bank and as swingline lender (the “Bank”), the other agents party thereto and the lenders party thereto and each guarantee, security agreement or other agreement or document entered into in connection therewith, in each case, as amended, increased, restated, supplemented, extended, modified, renewed, refunded, restructured, replaced or refinanced in whole or in part from time to time.

“Senior Notes” means, collectively, 21C’s 11.00% Senior Notes due 2023 issued pursuant to that Indenture, dated as of April 30, 2015, as may be amended or supplemented from time to time, among 21C, the Issuer, the other guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), and OnCure Holdings, Inc.’s (“OnCure”) 11.75% Senior Secured Notes due 2017 issued pursuant to that Amended and Restated Indenture, dated as of October 25, 2013, as may be amended or supplemented from time to time, among OnCure, the Issuer, the other guarantors party thereto and the Trustee.

“SFRO” means South Florida Radiation Oncology, LLC, a Florida limited liability company.

“SFRO Division” means the operations of SFRO and its subsidiaries which are integrated with the operations of the Issuer and its other subsidiaries (but, for the avoidance of doubt, excluding the operations of the Issuer and such other subsidiaries) together with any additional operations acquired and added to the Southeast Florida division of the Issuer after the Issue Date.

“SFRO Notes” means those certain 10% Subordinated Unsecured PIK Notes due 2019 originally issued by the Issuer on July 2, 2015, in an aggregate principal amount of $15,000,000, including, for the avoidance of doubt, this Note.

“Subordinated Note Obligations” means all Obligations with respect to this Note, including, without limitation, principal and interest payable pursuant to the terms of this Note (including, without limitation, upon the prepayment thereof), together with and including, without limitation, any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including, without limitation, claims for damages) or otherwise.

ARTICLE 2
MANDATORY PRE-PAYMENTS AND PREMIUMS

Section 2.01. EBITDA Milestone.

(i)                                     If the EBITDA Milestone occurs within 12 months of the Issue Date, then, within five (5) Business Days following such 12-month anniversary, the Issuer shall pay to the Holder a mandatory pre-payment equal to the sum of: (A) a premium of $[          ], (B) the EBITDA Milestone Principal Amount, (C) an amount equal to the PIK Interest that has accrued and been capitalized on the EBITDA Milestone Principal Amount from the Issue Date up to, but not including, such 12-month anniversary, and (D) an amount equal to any accrued but uncapitalized interest on the EBITDA Milestone Principal Amount from the last Interest Payment Date up to, but not including, such 12-month anniversary. Upon such pre-payment, the Outstanding Principal Amount shall be reduced by the sum of clauses (B) and (C) of this paragraph (i), and the amount of any accrued but uncapitalized interest outstanding on this Note shall be reduced by the amount set forth in clause (D) of this paragraph (i).

(ii)                                  If the EBITDA Milestone does not occur within 12 months of the Issue Date but occurs within 18 months of the Issue Date, then, within five (5) Business Days following such 18-month anniversary, the Issuer shall pay to the Holder a mandatory pre-payment equal to the sum of: (A) a premium of $[          ], (B) the EBITDA Milestone Principal Amount, (C) an amount equal to the PIK Interest that has accrued and been capitalized on the EBITDA Milestone Amount from the Issue Date up to, but not including, such 18-month anniversary, and (D) an amount equal to any accrued but uncapitalized interest on the EBITDA Milestone Principal Amount from the last Interest Payment Date up to, but not including, such 18-month anniversary. Upon such pre-payment, the Outstanding Principal Amount shall be reduced by the sum of clauses (B) and (C) of this paragraph (ii), and the amount of any accrued but uncapitalized interest outstanding on this Note shall be reduced by the amount set forth in clause (D) of this paragraph (ii).

(iii)                               If the EBITDA Milestone does not occur within 18 months of the Issue Date, no mandatory prepayment shall be required to be made with respect to the EBITDA Milestone Amount and there shall be no premium paid related thereto.

Section 2.02. Integration Milestone.

(i)                                     If the Integration Milestone occurs within 12 months of the Issue Date, then, within five (5) Business Days following such 12-month anniversary, the Issuer shall pay to the Holder a mandatory pre-payment equal to the sum of: (A) a premium of $[          ], (B) the Integration Milestone Principal Amount, (C) an amount equal to the PIK Interest that has accrued and been capitalized on the Integration Milestone Principal Amount from the Issue Date up to, but not including, such 12-month anniversary, and (D) an amount equal to any accrued but uncapitalized interest on the Integration Milestone Principal Amount from the last Interest Payment Date up to, but not including, such 12-month anniversary. Upon such pre-payment, the Outstanding Principal Amount shall be reduced by the sum of clauses (B) and (C) of this paragraph (i), and the amount of any accrued but uncapitalized interest outstanding on this Note shall be reduced by the amount set forth in clause (D) of this paragraph (i).

(ii)                                  If the Integration Milestone does not occur within 12 months of the Issue Date but occurs within 18 months of the Issue Date, then, within five (5) Business Days following such 18-month anniversary, the Issuer shall pay to the Holder a mandatory pre-payment equal to the sum of: (A) a premium of $[          ], (B) the Integration Milestone Principal Amount, (C) an amount equal to the PIK Interest that has accrued and been capitalized on the Integration Milestone Amount from the Issue Date up to, but not including, such 18-month anniversary, and (D) an amount equal to any accrued but uncapitalized interest on the Integration Milestone Principal Amount from the last Interest Payment Date up to, but not including, such 18-month anniversary. Upon such pre-payment, the Outstanding Principal Amount shall be reduced by the sum of clauses (B) and (C) of this paragraph (ii), and the amount of any accrued but uncapitalized interest outstanding on this Note shall be reduced by the amount set forth in clause (D) of this paragraph (ii).

(iii)                               If the Integration Milestone does not occur within 18 months of the Issue Date, no mandatory prepayment shall be required to be made with respect to the Integration Milestone Amount and there shall be no premium paid related thereto.

Section 2.03. Material Weakness Milestone.

(i)                                     If the Material Weakness Milestone occurs within 6 months of the Issue Date, then, within five (5) Business Days following such 6-month anniversary, the Issuer shall pay to the Holder a mandatory pre-payment equal to the sum of: (A) a premium of $[          ], (B) the Material Weakness Milestone Principal Amount, (C) an amount equal to the PIK Interest that has accrued and been capitalized on the Material Weakness Milestone Principal Amount from the Issue Date up to, but not including, such 6-month anniversary, and (D) an amount equal to any accrued but uncapitalized interest on the Material Weakness Milestone Principal Amount from the last Interest Payment Date up to, but not including, such 6-month anniversary. Upon such pre-payment, the Outstanding Principal Amount shall be reduced by the sum of clauses (B) and (C) of this paragraph (i), and the amount of any accrued but uncapitalized interest outstanding on this Note shall be reduced by the amount set forth in clause (D) of this paragraph (i).

(ii)                                  If the Material Weakness Milestone does not occur within 6 months of the Issue Date but occurs within 18 months of the Issue Date, then, within five (5) Business Days following such 18-month anniversary, the Issuer shall pay to the Holder a mandatory pre-payment equal to the sum of: (A) a premium of $[          ], (B) the Material Weakness Milestone Principal Amount, (C) an amount equal to the PIK Interest that has accrued and been capitalized on the Material Weakness Milestone Amount from the Issue Date up to, but not including, such 18-month anniversary, and (D) an amount equal to any accrued but uncapitalized interest on the Material Weakness Milestone Principal Amount from the last Interest Payment Date up to, but not including, such 18-month anniversary. Upon such pre-payment, the Outstanding Principal Amount shall be reduced by the sum of clauses (B) and (C) of this paragraph (ii), and the amount of any accrued but uncapitalized interest outstanding on this Note shall be reduced by the amount set forth in clause (D) of this paragraph (ii).

(iii)                               If the Material Weakness Milestone does not occur within 18 months of the Issue Date, no mandatory prepayment shall be required to be made with respect to the Material Weakness Milestone Amount and there shall be no premium paid related thereto.

ARTICLE 3
SUBORDINATION

Section 3.01.  Extent of Subordination.  The Subordinated Note Obligations is subordinate and junior to all the Issuer’s indebtedness under the Senior Loan Agreement and Senior Notes (“Senior Indebtedness”). This Note is subordinate to Senior Indebtedness to the extent and in the manner set forth below:

(i)                                     So long as there is no default existing under the Senior Loan Agreement or Senior Notes that has not been duly cured by the Issuer or duly waived by the Bank or Trustee, as applicable, the Issuer shall pay and be permitted to pay Outstanding Principal Amount as set forth in this Note; provided that no such payment shall cause a default under the Senior Indebtedness.

(ii)                                  If any payment is made on this Note at a time when the Holder is not entitled to receive payments on this Note as a result of a default existing under the Senior Loan Agreement or Senior Notes that has not been duly cured by the Issuer or duly waived by the Bank or Trustee, as applicable, such payment or distribution shall be delivered directly to the holders of Senior Indebtedness for application against such Senior Indebtedness, unless and until all principal and interest on such Senior Indebtedness has been paid in full, or such payment has been provided for; provided that:

(A)                               no delivery shall be made of stock or obligations that are issued by the Issuer or any corporation succeeding to the Issuer or acquiring its property and assets, pursuant to reorganization proceedings or dissolution or liquidation proceedings or upon any merger, consolidation, sale, lease, transfer or other disposal, if such stock or obligations are subordinate and junior at least to the extent provided hereunder to the payment of Senior Indebtedness to the extent then outstanding and to the payment of any stock or obligations which are issued in exchange for Senior Indebtedness to the extent then outstanding, and

(B)                               if any holder of Senior Indebtedness receives any payment or distribution which, except for the provisions of this Article 3 would have been payable or deliverable with respect to this Note, the Holder shall (after all principal and interest owing on such Senior Indebtedness has been paid in full) be subrogated to the rights of the holders of such Senior Indebtedness against the Issuer.

Section 3.02.  Liquidation, Winding Up, etc.  Upon any dissolution, winding up, liquidation or reorganization of the Issuer, whether any in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Issuer or otherwise, the holders of all Senior Indebtedness shall be entitled to receive payment in full of the principal thereof, the interest due thereon and any premium or other payment obligation with respect thereto before the Holder is entitled to receive any payments with respect to this Note.  The consolidation of the Issuer with, or the merger of the Issuer into, another entity shall not be deemed a dissolution, winding up, liquidation or reorganization of the Issuer for the purposes of this Article 3 if such entity, as a part of such consolidation or merger, succeeds to the Issuer’s property and business and assumes the Issuer’s obligations (including the Senior Indebtedness and the SFRO Notes).

Section 3.03.  Rights not Subordinated.  The provisions of this Article 3 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holder on the other hand.  Nothing herein shall impair the Issuer’s obligation to the Holder to pay to such Holder in accordance with the terms of this Note. No provision of this Article 3 shall be construed to prevent the Holder from exercising all remedies otherwise available under this Note or under applicable law, subject to the rights of the holder or holders of the Senior Indebtedness as set forth above to receive cash, assets, stock or obligations otherwise payable or deliverable to the Holder.

ARTICLE 4
TRANSFERS

The rights and obligations of the Issuer and the Holder shall be binding upon and benefit the successors and permitted assigns and transferees of the Issuer and the Holder; provided that in no event shall any Holder sell, exchange, assign, pledge, hypothecate, transfer or otherwise dispose (each, a “Transfer”) of this Note or any interest therein without the Issuer’s prior written consent, in its sole and absolute discretion. The Holder agrees that in connection with any Transfer permitted pursuant to the terms hereof, the Holder will cause such permitted assignee, transferee or pledgee to provide a representation that it is entering into such Transfer for its own account and not with a view to, or for sale in connection with, any subsequent distribution. Each permitted assignee, transferee and pledgee shall have all of the rights of the Holder under this Note. The Issuer agrees that in connection with any Transfer permitted pursuant to the terms hereof, the Issuer shall cause such Transfer to be reflected in the Notes Register, and all principal, interest and other amounts which are then, and thereafter become, due under this Note shall be paid to such permitted assignee, transferee or pledgee at the place and in the manner set forth pursuant to Section 13.01. Prior to due presentment for Transfer of this Note, the Issuer may treat the Person in whose name this Note is duly registered on the Notes Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Note be overdue, and the Issuer shall not be affected by notice to the contrary.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01.                          The Issuer is duly organized, validly existing and in good standing under the General Corporation Law of the State of Delaware. The Issuer possesses the corporate power and authority necessary to execute and deliver this Note and perform its obligations hereunder.

Section 5.02.                          This Note is the valid and binding obligation of the Issuer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally or by general principles of equity.

Section 5.03.                          The execution, delivery and performance by Issuer of this Note and the fulfillment of and compliance with the terms hereof by the Issuer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Authority (except for the Securities and Exchange Commission (the “SEC”)) pursuant to, (A) the certificate of incorporation and bylaws of the Issuer, (B) any law to which the Issuer is subject, or (C) any material agreement, instrument, order, judgment or decree to which the Issuer is subject, except, in the case of subclause (B) and (C) above, for any conflict, breach, default, lien, modification, termination, obligation, violation or failure that would not be material to the Issuer and its subsidiaries in the aggregate.

ARTICLE 6
COVENANTS

Section 6.01.                          The Issuer will promptly deliver to the Holder copies of any material written amendment, restatement or modification of any Senior Indebtedness; provided, however, that the Issuer shall be deemed to have satisfied this requirement by furnishing or filing any such agreement, amendment, restatement or modification with the SEC through EDGAR.

Section 6.02                             The Issuer will cause 21C to maintain at all times under any covenant restricting dividends or distributions to the Issuer contained in the Senior Loan Agreement, the indenture governing the Senior Notes or any other applicable agreement governing such Senior Indebtedness an amount available, in the aggregate, for Restricted Payments or Permitted Investments (or any other term applicable to restrictions on dividends or distributions to, or investments in, the Issuer) which may then be used by 21C to make a dividend or distribution to the Issuer equal to at least $19,500,000, which amount shall be reduced by the amount of the aggregate Original Principal Amount of the SFRO Notes that has been repaid to the holders thereof; provided such available amount may be subject to restrictions based solely on the existence of a default under the Issuer’s Senior Indebtedness or compliance with applicable corporate laws governing dividends generally.  The Issuer will cause 21C to make a dividend or distribution to the Issuer to make payments due hereunder when due to the extent the making of such dividend or distribution would not result in a default under the Issuer’s Senior Indebtedness or a violation of applicable corporate laws governing dividends generally.

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01                             For purposes of this Note, an Event of Default shall be deemed to have occurred if:

(i)             the Issuer shall default in the payment of principal (including the EBITDA Milestone Principal Amount and the Material Weakness Milestone Principal Amount), interest or premium of this Note on the date when due, whether at maturity, by acceleration or otherwise, continued for 15 days;

(ii)          the Issuer makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Issuer bankrupt or insolvent; or any order for relief with respect to the Issuer is entered under the Federal Bankruptcy Code; or the Issuer petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Issuer of any substantial part of its assets, or commences any proceeding relating to the Issuer under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Issuer and either (A) the Issuer by any overt act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;

(iii)       the Issuer shall default in the payment or performance of any Senior Indebtedness and pursuant to such default the holder of such Senior Indebtedness has accelerated the maturity of such Senior Indebtedness and (A) initiated a proceeding demanding immediate payment of such Senior Indebtedness or (B) commenced foreclosure on the collateral securing such Senior Indebtedness; or

(iv)      the Issuer fails to comply, for 30 days after receipt of written notice from the Required Noteholders, with the covenants described in Section 6.01 or Section 6.02.

Section 7.02.                          If an Event of Default pursuant to Section 7.01 above has occurred and is continuing, subject to the provisions of Article 3 hereof, the Required Noteholders may demand immediate payment of all or any portion of the Outstanding Principal Amount of, and uncapitalized interest on, this Note.  If the Required Noteholders demand immediate payment of all or any portion of this Note, (x) the Issuer shall immediately pay to the Holder the entire Outstanding Principal Amount of this Note subject to such demand and any and all accrued but uncapitalized interest thereon, and (y) the Holder shall be entitled to exercise any other rights which the Holder may have been afforded under any contract or agreement at any time and any other rights which the Holder may have pursuant to applicable law. If an Event of Default described in clause (ii) of Section 7.01 occurs, the Outstanding Principal Amount of and accrued but uncapitalized interest on this Note then outstanding will become immediately due and payable without any declaration or other act on the part of the Holder or any other party.

ARTICLE 8
SUCCESSOR ISSUER; MERGER

If the Issuer consolidates with, merges into, conveys, transfers or leases, in one transaction or a series of transactions, all or substantially all its assets to any Person, the resulting, surviving or transferee Person in any such transaction (“Successor Issuer”) will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Note, but the predecessor Issuer in the case of a conveyance, transfer or lease of all its assets or substantially all its assets will be released from its obligations under this Note, including without limitation the obligation to pay the principal of and interest on this Note.

ARTICLE 9
REPLACEMENT NOTES

In the event that the Holder notifies the Issuer that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for Outstanding Principal Amount, if different than that shown on the original Note) shall be issued by the Issuer to the Holder; provided that the Holder executes and delivers to the Issuer an agreement reasonably satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection with such lost, stolen or destroyed Note.

ARTICLE 10
SAVINGS CLAUSE

In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

ARTICLE 11
AMENDMENTS AND WAIVER

Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if, and only if, the Issuer has obtained the written consent of the Required Noteholders.

ARTICLE 12
NOTICES

Unless otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon transmission, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Issuer:

21st Century Oncology Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, FL 33907

Facsimile: [          ]

Attention: [          ]

With a copy to (which shall not constitute notice to the Issuer):

Hall, Render, Killian, Heath & Lyman, PLLC

Columbia Center, Suite 1200

201 West Big Beaver Road

Troy, MI 48084

Facsimile: [          ]

Attention: [          ]

and to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: [          ]

Attention: [          ]

If to the Holder, to its address and facsimile number appearing in the Notes Register which, in the case of the initial Holder, shall be:

[          ]

[          ]

[          ]

Fax:  [          ]

With a copy to (which shall not constitute notice to the initial Holder):

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Attn:  [          ]
Facsimile: [          ]

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

ARTICLE 13
PAYMENT; MISCELLANEOUS

Section 13.01.  Manner of Payment.  The Issuer shall make all payments due on this Note in immediately available funds to a bank account of the Holder specified in writing by the Holder to the Issuer.

Section 13.02.  Voluntary Pre-Payments.  The Issuer may, at any time, and from time to time, after 18 months have elapsed since the Issue Date, without premium or penalty, prepay all or a portion of the Outstanding Principal Amount and any accrued but uncapitalized interest. The Issuer shall send written notice of its election to make a prepayment on this Note to the Holder at least one Business Day prior to the date of prepayment.

Section 13.03  Debt Refinancing and Mandatory Pre-Payments. Following a Debt Refinancing, but in no event before 18 months have elapsed since the Issue Date, the Required Noteholders may make a written demand for the Issuer to prepay the Outstanding Principal Amount and any accrued but uncapitalized interest. Within ten (10) Business Days following receipt of such written demand, the Issuer shall pay to the Holder the Outstanding Principal Amount and any accrued but uncapitalized interest.

Section 13.04.  Miscellaneous.  Whenever the sense of this Note requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

Section 13.05.   EBITDA Determination.

(a)        The Issuer and the Holder will attempt to resolve any dispute whether the EBITDA Milestone has occurred in good faith for a period of fifteen (15) Business Days after the Issuer has objected to written notice by the Required Noteholders of the Required Noteholders’ belief that the EBITDA Milestone has occurred. If an agreement as to such disputed matter is not reached during such fifteen (15) Business Day period, the parties will, as promptly as possible, work in good faith to retain the dispute resolution group of Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable to or unwilling to serve in such capacity, the dispute resolution group of an independent auditing firm of national recognition mutually selected by the Issuer and the Required Noteholders (the “Independent Auditor”) to resolve such dispute.  Within ten (10) days after such retention date, the Issuer and the Required Noteholders will each submit to the Independent Auditor a statement specifying such party’s calculation of EBITDA together with supporting documentation as it deems appropriate, with a copy of such submission simultaneously delivered to the other party.  Within ten (10) days after a party’s receipt of the other party’s submission to the Independent Auditor, such party may submit a response together with any supporting documentation to the Independent Auditor.  Unless requested by the Independent Auditor in writing, no party hereto may present any additional information or arguments to the Independent Auditor, either orally or in writing. The Issuer and the Required Noteholders shall instruct the Independent Auditor to resolve such dispute (i) as soon as practicable, but in any event within thirty (30) days following the initial submission of the unresolved items and (ii) in accordance with the definitions of EBITDA and EBITDA Milestone

(without any independent analysis into the appropriateness of such definitions). The Independent Auditor will prepare and deliver a written report relating only to the unresolved disputed item(s) to the Issuer and the Holder and will promptly submit a resolution of such unresolved disputed item(s) within thirty (30) days after the dispute is submitted to the Independent Auditor. The Independent Auditor shall (i) limit its review to disputed matters specifically set forth in the parties’ submissions to the Independent Auditor and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Absent fraud and except to the extent of any mathematical error, the Independent Auditor’s determination of such unresolved disputes will be final, non-appealable, conclusive and binding on the parties for purposes of this Note (regardless of whether the Holder was one of the Required Noteholders as set forth in this Section 13.05(a)).  Other than the costs and expenses of the Independent Auditor, each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Independent Auditor. The costs and expenses of the Independent Auditor will be allocated to and paid by the Issuer, on the one hand, and the Holder, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.

(b)        For eighteen (18) months after the Issue Date, in connection with the determination whether the EBITDA Milestone has occurred, the Issuer will provide the Holder with reasonable access, during regular business hours, to the books and records, and the personnel and outside accountants of the Issuer and its subsidiaries (including SFRO and its subsidiaries), for the limited purpose of determining whether the EBITDA Milestone has occurred.

ARTICLE 14
CHOICE OF LAW AND VENUE; WAIVER OF JURY TRIAL

This Note shall be governed by and construed in accordance with the law of the State of New York. The Issuer and, by accepting this Note, the Holder hereby irrevocably consent to the jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City (and of the appropriate appellate courts therefrom) in any suit, action or proceeding seeking to enforce any provision of, or based on any suit, action or proceeding arising out of or in connection with, this Note or the transactions contemplated hereby and irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in this Article 11 shall be deemed effective service of process on such party.  EACH OF THE ISSUER AND, BY ACCEPTING THIS NOTE, THE HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by its officer thereunto duly authorized as of the date first written above.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:
	Name:	Frank English
	Title:	Treasurer

Signature Page to 10% Subordinated Unsecured PIK Note